PETERSON SULLIVAN PLLC

CERTIFIED PUBLIC ACCOUNTANTS
601 UNION STREET, SUITE 2300
SEATTLE, WASHINGTON 98101

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-108624) pertaining to 1996 Stock Option Plan and the 2002 Long Term Incentive and Share Award Plan of Cathay Merchant Group, Inc. of our report dated October 11, 2005, with respect to the consolidated financial statements of Cathay Merchant Group, Inc. included in this Annual Report (Form 10-KSB) for the year ended July 31, 2005.

/s/ Peterson Sullivan PLLC

October 31, 2005
Seattle, Washington

Tel 206.382.7777 • Fax 206.382.7700 • www.pscpa.com